Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	State or Country of Organization

Pacific Biotech, Inc.	Delaware

Metra Biosystems, Inc.	California

Osteo Sciences Corporation	Oregon

Litmus Concepts, Inc.	California

Diagnostic Hybrids, Inc.	Ohio

Quidel International, LLC	Delaware

Quidel Germany, GmbH	Germany

Quidel China, Ltd.	China